FY 2013 Q4 Earnings Release Conference Call Transcript
June 27, 2013

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to NIKE's fiscal 2013 fourth quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment; NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Hello everyone and thank you for joining us today to discuss NIKE's fourth quarter and fiscal year end 2013 results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you.  Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley.

As you know, last week we announced strategic management changes for our organization, chief among them – the decision by Charlie Denson to move on from his role with NIKE.  Yes, he leaves some huge shoes to fill. Luckily, that’s the business we’re in – filling shoes.  More on that in a minute.  First, some context on my leadership team going forward.

I won’t go through all the names here, but many of them are people you already know.  Even more important, they know NIKE and they know each other.  They bring tremendous passion, energy and chemistry to our future.  Some people will be providing leverage and continuity from their existing positions, while others will be assuming new roles.

These changes reflect our successes AND our biggest growth opportunities.  They represent 5 very specific and ongoing commitments; 1. accelerate our innovation agenda; 2. elevate design; 3. optimize our category and go-to-market strategies; 4. integrate product creation and merchandising to create greater continuity from  design all the way through to retail; and 5. sharpen our focus on supply chain and manufacturing improvements.

We spend a lot of time developing our leadership talent – that’s something that never stops.  It allows us to adapt and evolve our competitive offense…and that’s what you can expect as this team takes NIKE into the future.

Now to Fiscal year 2013; which was an important year for NIKE and our industry.  New innovations and technologies continue to accelerate the pace of change in the industry and our business.  We’re focused on leading those changes.  In FY13 that created greater differentiation and separation for NIKE – and that’s key to expanding our leadership position.

In FY13, NIKE, Inc. Revenues grew 8% to over $25B.   It took us 18 years to get to our first $2B in revenue.   We added about that much in just the last 12 months.

Gross Margins were up slightly for the year in a challenging macro-economic environment.  And Earnings per Share grew 11%, to $2.69.

So, how’d we do it? We delivered a relentless flow of innovation to consumers – across categories – that generated tremendous commercial success…and we have a pipeline full and staged for the future.

We leveraged and drew inspiration from the never-ending energy of sports around the world – the Olympics, Euro Champs, the BCS and Super Bowl, March Madness and the NBA playoffs.  These are among the moments that inspire NIKE to create and display our best work.  And we connect with the best athletes and teams to do it.

We also collaborated with key retail partners to expand capacity in the marketplace. And our own DTC business is hitting on all cylinders – inline stores, factory stores and online. Those two things together are driving the marketplace transformation we talk so much about. In short, our brand, our products and our distribution have never been stronger.

We also continue to get better and better at financial management and operational discipline, which helps us leverage our portfolio to deliver strong results for NIKE, Inc. in total.  Our balance sheet is in great shape…and we’re positioned to capture more growth – in developed and developing markets - and deliver more value to shareholders today and over the long run.

I talk a lot about the power of our portfolio and it starts with a focused group of powerful brands that have deep connections with consumers.

FY13 revenue for our continuing Other Businesses – Converse, NIKE Golf and Hurley - grew 9% to $2.5 billion, while EBIT grew at twice the rate of revenue.

At Converse, FY13 was paced by strong growth in key international markets, with revenues up double-digits in the recently converted markets of China and the U.K. Franchise product like Chuck Taylor delivered record sales again.  And the brand’s strong position in style and music continues to connect with young consumers around the world.  This helped Converse deliver $1.4B in reported revenue for the year.

NIKE Golf also delivered a strong year, with revenues up 9% to nearly $800 million, powered by the launch of innovative products, like the Covert clubs, Lunar Control in footwear, and the new TW13 shoe.

And revenues at Hurley grew 5%, well outpacing the action sports industry.  In FY13 we also divested of Cole Haan and Umbro.  It was the right decision, enabling us to focus our capital and our leadership talent on our highest potential growth opportunities.

Of course the most powerful part of our portfolio is the NIKE Brand, where revenues grew 9% to a record $23B for the year. The two big market stories continue to be China and North America.

So China first; where we continue to drive our strategy to reposition this market for sustainable, profitable growth.  As we’ve said, the reset requires discipline and patience.  The race in China is a marathon, not a sprint, and we’re set up for the long run.

We own the premium brand position, and we partner with the most inspiring athletes.   We’re the leader in performance innovation.   And we’re making progress reducing inventory levels at retail and taking steps to increase the productivity of retail space.

Our path forward in China is clear; create a pull market fueled by innovative product, compelling and productive retail, and strong brand connections with consumers.  That is the core of our success around the world and it’s setting us up for the next wave of growth in China.

In North America, revenue in FY13 exceeded $10 billion as we added $1.5 billion of new revenue in this geography alone.   That growth was broad based - across all product types, in our wholesale and DTC business, and across nearly all our key NIKE Brand categories.  And it was extraordinarily profitable growth, as EBIT for the geography grew 25% to $2.5 billion.

Our performance in North America shows the real power of our category offense. And our strategy of innovative product, strong brand connections, and premium distribution is equally powerful and relevant around the world.

We have many global competitive advantages, but the most important one is innovation. It inspires us and it distinguishes us as a company.

Innovation drives everything at NIKE; it gives us new technologies and materials, helps us create iconic products and services that people want AND game-changers they can’t even imagine. Innovation gets us closer to athletes and consumers.  It shatters the traditional methods of manufacturing and distribution and bridges the physical and digital worlds of sport. Innovation makes NIKE more competitive, sustainable and profitable.

I believe there is more opportunity in the world and more capability inside NIKE than ever before.  That’s why we’re accelerating our innovation agenda. I call it “innovation squared”. We can deliver more new ideas and solutions faster than ever before and we’re leveraging those across our sport categories, geographies and brands.

Amazing things in the market from NIKE right now, and even more in the pipeline. So, as we look to FY14 you can expect us to train more and compete harder than anybody else. We’re athletes. That’s what we do. We’re set to grow, to explore, refine and leverage our leadership position.  We have scale, power and passion, and we’re not shy about using them to support the athlete and that means every athlete to push ourselves and our partners to connect more deeply with consumers to grow this company and deliver more value to shareholders.

Finally, on a more personal note, it’s important to me to thank two very special people – Charlie Denson and Gary DeStefano – who have decided to retire after more than 30 years with NIKE. Gary played a key role in leading our Sales organization around the world, led teams  in Asia Pacific and the U.S.,  and for six years as leader of our geography teams he’s helped grow our brand and business around the world. Gary’s impact on NIKE over the past 30 years has been significant and I thank him for all he’s done.

I have worked closely with Charlie during most of his 34 years with NIKE, almost daily over the last 10 years.  You get to know somebody pretty well doing that. What I know about Charlie is that he is a brilliant and affable man, easy to respect and easy to like, obsessed with sports and the athlete and he has incredible passion for the Brand. That’s a great combination. Even more important, Charlie showed the next generation what it takes – and what it means – to be a NIKE leader. And we go into the future stronger and more focused thanks in large part to the example Charlie set over the last three decades. Charlie is more than a colleague. He’s a friend, a mentor, and will always be part of the NIKE family.

Well, thanks everybody. And now, for the last time - here’s Charlie to take you through the NIKE Brand.

Charlie Denson, President, NIKE Brand: Thanks, Mark. That was nice. That was greatly appreciated

Ok well, Q4 marked a strong finish to a record year for the NIKE Brand. A lot of it has to do with the power of our Category Offense. But there are multiple dimensions in addition to category.  We’re able to push and pull levers across the business and around the world to capture growth.  Today I want to focus on two of the most powerful levers in our portfolio – geographies and key categories.

In the end, it’s all about choices, focusing on the biggest, most promising opportunities for the NIKE Brand. And our choices helped deliver a very good FY13.

On a constant dollar basis; NIKE Brand revenue was up 8% for the quarter and 11% for the year. For fiscal 2013 we grew in every geography except Greater China and across all of our key categories. NIKE Brand DTC revenue increased 24% for the year, with online sales up over 30%.
And Global Futures grew 8%.

The MVP for the quarter and the year has to be North America. FY13 was our first $10B year for North America, $10.4B to be exact. That brings incremental revenue over the last three years to $3.7B. North America EBIT grew 25%, revenue grew 18% and inventory grew only 13%.  At NIKE when profits grow faster than revenue and revenue grows faster than inventory we call that the Financial Triple Crown.

And for fiscal 2013 most key categories grew at a double-digit rate, as did footwear, apparel and equipment. Clearly we upped our game in product, distribution and, how we connect with consumers.

North America DTC delivered a record year for factory stores, inline stores and online. Revenue increased 20% to over $2.5 billion, with double-digit comps in both our inline and factory concepts, and e-commerce up over 30%.  And our work with our wholesale partners expanded the potential of the market and increased profitability.

So, a banner year for North America.  Our biggest, and most penetrated market. It’s the best example of what is possible, and, illustrates the potential we have around the world.  That said, we take nothing for granted in North America or any market. That’s why we’re continually committed to innovative product, strong brand connections, and premium distribution to continue to create short and long term growth for the NIKE Brand.

Now let’s talk about China.  Mark mentioned discipline and patience. Those are crucial to our growth path going forward. Our job is to build strong consumer connections and to increase market capacity to fuel long term growth. Delivering innovative product, creating differentiation in the marketplace, and improving profitability and productivity at retail, are the keys to our long term success in the China marketplace.

Specifically on retail productivity, we’re working with our partners to improve supply chain efficiency, accelerate product flow and elevate store merchandising.  That improves the experience for consumers, increases store productivity, and leads to profitable growth for the retailer and for NIKE.

We see the success of this work in our NIKE DTC stores and those partner doors that have been refitted with more focused assortments and product stories. We’re also seeing very strong performance in our new category doors. We opened our first Running store and Basketball store in FY13, with strong initial results. Overall, comp growth at our own inline and factory stores is up double-digits.  We also have initial executions with our retail partners open as well, and we’re seeing some promising initial results.

These are all signs our strategy is working. So we’ll continue to go deeper with the consumer, expand our performance leadership position, and elevate and expand the retail experience for the consumer and our partners.

At the middle of all this is the strength of the NIKE Brand. And as the brand leader in this market, we’re able to bring an energy and presence nobody else can match. You’re going to see that again this summer, when LeBron, Kobe and Kevin Durant for NIKE, as well as Carmelo, Chris Paul, Blake Griffin and Russell Westbrook representing Brand Jordan head back to China. If anything can match the excitement of a game 7, it’s the reaction these guys get from the young Chinese athletes.

We have the roadmap to growth – the progress we’ve made to date confirms that.  And we’re committed to the long-term solutions and potential in this amazing market.

OK, real quick.  Western Europe – delivering some good results especially in the North. We’re expanding our #1 footwear position in the region, led by Running. And we’re gaining share in Football across the continent. Inventories are in good shape, with European units essentially flat to prior year.

In our Emerging Markets geography, revenue is up 16% on the year and knocking on the door of $4B in revenue. We see this geography continuing to supply a strong growth story. One of the biggest contributing factors will be the energy coming out of Brazil with World Cup, followed by the Rio Olympics.

Let’s move to the category side.  Since I’m handing out MVP awards, I have to give one to Running. For the 2nd year in a row both Running footwear and Apparel grew in every single geography. And that momentum continues as we head into FY14, with Futures growing at a double-digit rate.

Running is a tremendous success story for NIKE – has been for more than 40 years. We lead in Running with innovative product – like NIKE Air, Lunar, FlyKnit, Free and Dri FIT fabrications - all game-changers, and examples of our commitment to the athlete.

We build Running on strong brand connections – like the NIKE Women’s Half Marathon in Washington, D.C. which sold out in a matter of hours, and thru NIKE+, which now has over 18M members. And we build Running on premium distribution, through our own stores, online and partnerships like the Track Club with Finish Line, and key Running specialty distribution.

Our commitment to serving the runner generated 18% constant dollar growth in FY13, exceeding $4 billion in annual revenue. We’ve delivered 14 consecutive quarters of double-digit growth – broad-based growth for men and women.

And Running is a big part of the momentum we’re creating in the Women’s business, which was very strong in Q4. We have a hybrid strategy in Women’s that combines Running, Training and Sportswear – it’s a cross-category version of our Amplify Sport strategy. Tremendous upside here, especially in Sportswear.

And then there’s Basketball, I’d say a co-MVP.  Another category of worldwide leadership, March Madness, the NBA, the Olympics, LeBron, KD, Kobe; in leagues or on the playground.  Wherever the game is played with passion, NIKE and Brand Jordan are there.

A quick example from Q4. We released the LeBron X MVP shoe for LeBron’s 4th MVP in 5 years – youngest player to ever win it four times. And by the way, rounding out the top 5 MVP vote getters were Kevin Durant, Carmelo Anthony, Chris Paul and Kobe Bryant a NIKE/Jordan sweep. As Mars Blackmon once said, It’s gotta be the shoes.

Brand Jordan is selling 3X more today than when MJ was playing. That’s the power of the brand at work. And we’re seeing even more upside as we continue to leverage our Amplify Sport model to increase revenue across both footwear and apparel around the world.  This is truly becoming a global brand, as FY13 revenues increased at a double-digit pace in all of our NIKE Brand geographies. NIKE Basketball plus Jordan finished the year up 22% on currency neutral basis.

Last category, Global Football.  We’re the best Football brand in the world. Bar none. In boots, cleat technology, upper design, lightweight uniforms or protection from the ground up, we’re the innovation leader in the world’s biggest game.

And we get our insights from the best players and teams in the world. Fifteen years ago we launched the Mercurial boot, and it changed the game for ever– lighter, more versatile, more beautiful.  We changed the game again in FY13 with the new Mercurial and the amazing Hypervenom. We had NIKE teams in five different countries working on this boot. Neymar laced it up and scored three goals in three games. That’s what happens when the best wear the best.

But the real story isn’t what we did in FY13 it’s what’s coming for World Cup it’s absolutely incredible. And that’s all I’ll say about that for now.

Q4 and fiscal 2013 showed a lot of what NIKE is capable of but not all of it. Not by a long shot.

Mark talks about doubling down on our innovation agenda – what he calls “innovation squared.” That will prove even more valuable as we head into FY14 and beyond. We’re looking at the Winter Olympics, the Super Bowl, and the World Cup in Brazil. It’s moments like those on the world stage – and the countless moments of athletes in every town and city in between – that brings out our best. It is what fuels our passion and our potential.

And finally, a couple of thoughts on this retirement thing. People have asked why I would retire - because I can.  It’s a good time to focus on a different path forward for me and my family and the timing is great for this type of transition. The Brand is stronger than it’s ever been, financially and strategically. The company is in good hands with Mark and the new leadership – incredibly talented and focused and really aligned with where NIKE is headed. And we’ve done a good job building our bench for the long term. So, all is good here.

It’s also important for me to thank all of you that have been with us over the years for your interest and insights as we’ve grown this great company.  52 consecutive calls, almost as good as Joe DiMaggio, that’s a long time to listen to me talk!

Finally, I want to thank Don, Kelley and the entire organization for their leadership and commitment to delivering our long term goal of shareholder value.

And to Mark, a great partner, a great leader and a great friend, and certainly to Phil, for making it all possible. It’s been a great ride and a ton of fun! Now here’s Don.

Don Blair, VP & Chief Financial Officer: Thanks, Charlie.

You know I’ve followed Charlie on these conference calls for well over a decade, and worked with him for nearly 14 years.  As CFO of NIKE, I could not have had a better partner.  Charlie understands how all of the dimensions and aspects of our business fit together and he knows how to work the levers.  And while he claims he’s not an expert on financial management, he has the most important skill of all: he knows how to create value for our shareholders, and has done so year after year.  That’s a great legacy, but probably not the most important one.  I think Charlie’s greatest legacy will be the people he’s developed and inspired over the years.  I count myself among them.

Charlie, thank you for 14 years of partnership and the great team you’ll be leaving behind. At NIKE, we have a list of 11 guiding principles we call our ‘Maxims.’  The Maxims define our approach to the business as we strive to reach NIKE’s full potential.   I think there are three Maxims that characterize our FY13 performance, and speak to our ability to create shareholder value into the future.

The first is, “NIKE is a Company.” More specifically, “NIKE is a GROWTH Company”, made up of a broad portfolio of businesses.  The diversity and flexibility of the NIKE, Inc. portfolio helps us manage risk and allows us to leverage our strengths at scale, driving the kind of growth in revenues, earnings and cash flow we’re announcing today.

The second Maxim states, “We are on the Offense. Always.” This Maxim describes how we drive to create the future, rather than simply respond to it.  We know that succeeding today isn’t enough; we need to continue to raise our game if we are to succeed in the future.

That means we must invest in deeper consumer connections, product and manufacturing innovation, and premium retail experiences, as well as the operational capabilities to support them.    Over the last three years, we’ve significantly ramped up our investments in these areas.  As Mark often says, we believe our opportunities are unlimited, but we realize our resources are not.  Therefore, we’ll continue to make disciplined investments – human and financial - in the highest potential growth opportunities, while continuously editing and redeploying resources from the less attractive ones.  That’s how we’re able to invest in the future while delivering profitable growth in the near-term.

Today’s final Maxim is a personal favorite of mine: “Master the Fundamentals.” NIKE is a global company doing business in an increasing complex and volatile environment, yet we’re consistently able to deliver results at the highest level.  That’s because our strategies are focused and effective; our leadership teams are deep and capable; and our financial strength is unmatched in the industry.

Three Maxims, taken together, highlight the focus and discipline that enabled us to deliver the fourth quarter and full year results I’ll share with you now.

For our Continuing Operations; Full year Revenue for NIKE Inc. reached $25.3B, up 8% as reported and up 11% on a currency-neutral basis.  Fourth quarter revenue increased 7% on a reported basis and 9% currency neutral.

On both a reported and currency-neutral basis, NIKE Brand Futures Orders advanced 8%, led by double digit growth in North America, Emerging Markets and Central & Eastern Europe.

Fourth quarter Diluted EPS increased 27% to 76¢, bringing full year EPS to $2.69, up 11% versus the prior year.  The Q4 increase was driven by revenue growth, gross margin expansion and lower demand creation compared to higher event driven spending last year.  We also benefited from a lower tax rate and share count in this year’s Q4.

Gross Margin for the fourth quarter increased 110 basis points and was up slightly for the full year.  Our Q4 results reflect the benefits of higher selling prices and easing material costs, partially offset by the ongoing impact of labor cost inflation, higher discounts (particularly in China), and FX headwinds primarily due to weaker developing market currencies.  In addition, about 70 basis points of the Q4 improvement reflected unusual costs in last year’s Q4 for digital R&D and a one-time customs assessment.

Gross margin for the quarter was better than we guided largely due to a shift in supply chain investments from Q4 to Q1 FY14 as well as stronger performance from our Other Businesses.

Q4 Demand Creation spend was 13% below last year’s fourth quarter, which included heavy investments in the Euro Champs, Olympics and NFL launch.

Operating Overhead grew 19% for the quarter due to expansion of our DTC business, as well as continued investments to support innovation and growth initiatives, particularly digital.

The Q4 Effective Tax Rate was 22.8%, better than we expected due largely to a reduction in tax reserves related to foreign operations.  Our full year tax rate was 24.7%, roughly in line with the prior year.

Year-end Inventory grew 7%, below the rate of Futures growth.  Inventory on our books is in good shape overall, with the percentage of closeout inventory at historically low levels.

Our Balance Sheet continues to be very strong, with $6B of cash and short term investments on the books at year-end.  FY13 ROIC reached 23.8% and we delivered $2.4B of Free Cash Flow, both significant increases versus FY12 and driven by improvements in working capital productivity.

During the quarter, we raised a billion dollars in long term debt at very low interest rates, giving us the flexibility to finance our investments in the business while continuing to increase cash returns to shareholders.

Now let’s take a look at our performance by segment, starting with North America.

As Mark and Charlie both indicated, North America delivered an extraordinary year, as Revenues reached $10.4B, up 18% versus FY12.  Q4 Revenues increased 12%, driven by strong growth across every category, led by Basketball, Men’s Training, Sportswear and Running.  For the quarter, Footwear revenue increased 8%, while Apparel and Equipment each grew over 20%.  Direct to Consumer revenues grew 16% in Q4, as comp store sales increased 11%, marking the fourteenth consecutive quarter of double-digit comp growth for NIKE-owned stores in North America.

Q4 EBIT for North America grew 29%, due to robust revenue growth, gross margin expansion and SG&A leverage.

In Western Europe, Q4 Revenues were essentially flat on a currency-neutral basis, in comparison to strong sales in advance of the Euro Champs and Olympics last year.  Lower revenues in Italy and Iberia, both down over 20% for the quarter, were offset by double-digit growth in our AGS territory – that’s Austria, Germany and Switzerland - and nearly 40% growth in Direct to Consumer revenues.  On a category basis, Running grew double-digits and our Basketball business more than doubled.  Growth in those two categories offset lower sales in our other key categories.

On a reported basis, Q4 Revenues for Western Europe declined 1%, while EBIT increased 2% driven by higher gross margin.

Central & Eastern Europe continued to deliver strong results in Q4.  Revenues increased 11% on a currency-neutral basis, led by strong growth in Turkey and Russia.  The geography reported double-digit revenue growth for every category except Sportswear and Action Sports, which declined.

On a reported basis, Q4 revenues for CEE grew 9% and EBIT increased 18%, primarily driven by lower demand creation spending in comparison to last year’s event-driven investments. In Greater China, currency-neutral Revenue declined 1% in Q4, as double-digit growth in performance Running and Basketball was offset by declines in other categories, primarily Sportswear.

On a reported basis, Q4 Revenue in Greater China was flat, while EBIT decreased 2%. As we’ve discussed on previous calls, we’re repositioning our business in China for sustainable, profitable growth.  And the most critical step in returning this market to healthy growth is creating a more compelling, productive and profitable retail marketplace.   As Charlie noted, we are seeing some encouraging signs.  For our largest retail partners, overall comp store sales are growing and inventories are declining.

Nevertheless, we still have a lot of work to do.  As we do that work, our reported results for China won’t always follow a smooth trajectory and it’s difficult to predict how quickly we’ll return to sustained growth.  While China Futures orders for the next six months are in line with last year, we expect revenues for the first half of the fiscal year will be below last year as we continue to manage the amount of product we ship into the market.  At this point, we believe our revenue in China will stabilize around prior year levels in the second half of this fiscal year.

In Japan, Q4 Revenues increased 4% on a currency neutral basis as every key category except Sportswear and Action Sports grew. On a reported basis, Q4 revenue for Japan decreased 11%, reflecting the impact of the weaker Yen.  EBIT declined 2%, as the drop in Revenue was partially offset by lower SG&A.

Our Emerging Markets geography delivered another remarkable year in FY13, as revenues reached $3.7B, up 16% on a currency-neutral basis.  Q4 Revenues also grew 16% on a currency-neutral basis, driven by strong growth in Brazil, Argentina and Mexico.  Among the key categories, Running, Football, Women’s Training and Action Sports powered the growth.
On a reported basis, Q4 revenue for the Emerging Markets grew 10% and EBIT increased 30% due to strong revenue growth, gross margin expansion and lower year-on-year demand creation spending.

Fourth quarter revenues for our Other Businesses increased 11% on a currency-neutral basis, driven by double-digit growth in NIKE Golf and Hurley, and 9% growth in Converse.  On a reported basis, Revenue grew 10% while EBIT increased 21%, driven by higher revenues and gross margins in each business.

Let me now turn to our expectations for FY14.  We expect revenue for the first quarter of FY14 to grow at a mid- to high-single digit rate.  Full year revenue growth should be near the upper end of our high single-digit target range, with somewhat stronger growth in the second half of the fiscal year as we build towards the World Cup in Brazil.

Regarding the outlook for Gross Margin, we’re encouraged by the progress we’ve made increasing our average selling price per unit by strengthening the premium segment of our Footwear and Apparel businesses and by taking selective price increases around the world.  We’ve also ramped up our investment in manufacturing innovations that will increase the efficiency of existing production methods and over time create more revolutionary improvements in our sourcing base.

That said, we expect Q1 Gross Margin will be essentially flat with the prior year as continued labor cost inflation and unfavorable FX comparisons offset the benefits of easing raw material costs and higher selling prices.

For the fiscal year, we expect Gross Margin expansion of approximately 25 basis points, with sequential improvement through the year as higher selling prices, lower discounts and easing FX headwinds should more than offset the impact of labor cost inflation.

For Q1 FY14, we expect SG&A to grow at a low single-digit rate as we anniversary prior year investments in support of the Euro Champs, Olympics and NFL launch.  For the balance of the year, we expect SG&A to grow at a low-teens rate in each quarter, as we continue to invest in our brands, DTC and innovation.  The result would be low double-digit growth for the full year, slightly above the rate of revenue growth.

For FY14 we expect the Effective Tax Rate will be about 25%.

Finally, we expect FY14 EPS to grow at a low double-digit rate, essentially in line with the EPS growth we reported for FY13.  However, we expect first quarter EPS growth well above this rate as demand creation spending declines in comparison to the heavy investments in last year’s Q1.
Our FY13 results reflect the power of the NIKE, Inc. portfolio to deliver consistent growth in revenues, earnings and cash returns to shareholders, while investing for long-term growth.  We’re confident we have the assets, capabilities and leadership to continue to do so for FY14 and beyond.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Robert S. Drbul, Barclays Capital

<Q – Robert Drbul>: Charlie, first of all, congratulations and best of luck, and thanks for everything over the last 15 years.

<A – Charlie Denson>: Thank you. Appreciate it.

<Q – Robert Drbul>: The -- so I guess the first question I have for you, Charlie, just as this is your last call is can you give us any -- like Trevor taking over as President of the NIKE Brand, any advice that you've given Trevor that you'd share with us and what he should be most concerned about as he takes over at this point in his career?

<A – Charlie Denson>: Well, no. I think -- I mean, hey, Trevor and the entire team, I think they're in great shape. I mean, everybody knows Trevor. He's been around here a long time and he's in great shape. He's well positioned to take the baton and keep going. I think there's no specific areas of advice that I can give him that I don't think he already knows. He's pretty well positioned and got a great experience, and he's a well-recognized person, certainly, around here and I think externally as well. So I think I look forward to helping him make the transition, and we'll be in good shape.

<Q – Robert Drbul>: Okay. Great. And I guess as a bigger picture, and I don't know if this would be for Mark or for Don, I guess can you just talk about the sort of the outlook -- or the macro that has impacted the outlook over the last 90 days or last 60 days in the business and as you look at sort of the expectations on the earnings side of it going forward, what have been the biggest factors to sort of alter the view a little bit here?

<A – Don Blair>: Yes, I'm glad you asked the question, Bob, because our perspective on the business really hasn't changed. We are absolutely as confident in the business as we were 90 days ago. And in fact, when we look at our constant currency operating profits, they've actually gone up a little bit in terms of our expectations. But a couple of things have happened: number one is the FX environment's changed a bit, and that's been a little bit of a drag on the numbers; secondly, we finished FY'13 with a few more shares than we had expected 90 days ago; and finally, if you look at our tax lines, our FY'14 perspective has not changed but FY'13 came in a little better than what we had expected, as we talked about in the prepared remarks. So from an operating standpoint, we're just as confident as we've been and very confident going into FY'14. There's just been a few things that have pulled our growth rate down a touch.

<A – Mark Parker>: I would jump in and add that our ability to sort of work the operational and financial levers to make the adjustments that we need to in light of some of the more macroeconomic challenges, I mean, that's never been better. We still feel like we have room for improvement in areas, but we've never had the ability to kind of surgically manage from an operational and financial standpoint as we do today. Very proud of that. And I think it's served us well, particularly over the last couple of years.

Operator: Robert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: Charlie, congratulations as well and good luck with what you do next.

<A – Charlie Denson>: I appreciate it.

<Q – Robert Ohmes >: Two questions. The first question is the double-digit North American futures orders you guys put up today, another great number. Can you just give us some color on what channels might be driving that more than others as well as the average selling price component to that? And then if there's any changes in the categories driving that? And then the second question is just -- Brazil, some of the unrest that's gone there -- gone on there, if -- I was just curious if you guys had any color or thought on that.

<A – Charlie Denson>: Yes -- no, I think from a -- when we talk about and when we look at North America in both the results and the futures order going forward, they are -- they're still pretty broad-based. Running continues to still grow at double digits. Basketball is accelerating, and you saw the Q4 Basketball results, they were extremely strong. And certainly, the NBA playoff run didn't slow that down at all. And so we're very excited about that going into next year. We talked about women's. We're pretty excited about the women's piece. And then we're moving into our second year with the NFL here in North America. So it's really a broad-based portfolio of progress, I guess. And when you look at the way that the business is being made up, from a channel standpoint, we're doing it across all the channels. It's not one specific channel that's really stands out, good -- or better than the others and I think that, that speaks to the North America management team and the points of differentiation that we've been able to create in the marketplace.

<A – Mark Parker>: We talk a lot about complete offense, and that means across the product platforms, technologies, categories, geos in wholesale and direct retail. And the U.S., or North America, is a tremendous example of really operating a complete offense. And the exciting thing is as we see that kind of success from the U.S. and kind of turn on all cylinders there, we see the opportunity to really take a lot of that and apply that to other parts of the world. So leveraging that complete offense and those successes across the other geographies is really our plan. Very excited. And the other point is just -- and it relates to the organizational shift, Elliott Hill coming onboard to lead the geographies. He is incredibly experienced. He's done a fantastic job in North America, tremendous experience in both wholesale and retail, great energy, lots of passion and again, part of what I think is going to be a leadership team that has some tremendous chemistry. So Elliott and his team, to Charlie's point, deserve a lot of credit.

<Q – Robert Ohmes >: And just on the ASPs in Brazil?

<A – Don Blair>: Yes, so on the ASPs, Robbie, we usually don't get into that level of granularity by geography but across all the futures, as we talked about, we were up 5 points on units and 3 points on ASP. And that trend line is pretty consistent. So we don't usually get into that level of granularity on a geography basis but all the geos are seeing similar trends.

<A – Mark Parker>: And your question on Brazil, I mean, obviously, there's a lot going on in Brazil with the ramp-up to World Cup and the Olympics. We know about the unrest -- and we're watching that situation very closely. To date, there's been no material impact on our operations or our business in Brazil. And we remain incredibly excited about the World Cup coming up and all the opportunities around that and then following that, the Olympics. This is, as we've said, our time to shine as a brand. And we have some pretty amazing things coming. Charlie alluded to that in the world of football. So we're excited about the opportunity in Brazil. But we'll stay close to it.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: Charlie, I would like to also add my congratulations and best wishes.

<A – Charlie Denson>: Thanks, Kate. I appreciate it.

<Q – Kate McShane >: My question is around the supply chain. It was great to hear your comments about the innovation in the supply chain and how it could possibly impact gross margins next year. And I know it's still early days with Flyknit and other efficiencies that you're finding in the supply chain, but I wondered if you could update us on how this is ramping up as a production discipline.

<A – Mark Parker>: Are you talking Flyknit specifically?

<Q – Kate McShane >: Yes.

<A – Mark Parker>: Yes. Well, first of all, we continue to be incredibly bullish on Flyknit for a number of reasons that we've talked about before, performance-wise, sustainability, margins, opportunities going forward as we scale that technology within Running, of course, but then across the other categories. So we are in the midst of a fairly major effort to scale Flyknit across other models. Over this next 12 months, you will see some very exciting new versions of Flyknit. And I would say just from a product standpoint, we're just scratching the surface in terms of the potential that it offers from a performance and an aesthetic standpoint, let alone the manufacturing capabilities that I think it brings us. That -- the manufacturing payoff, I think, will come, as we get this to even greater scale. And we're well on our way in terms of our plan to leverage, like I said, Flyknit across categories and even across price points as well. So you'll see some very exciting executions actually starting as early as August, this August, you'll see Flyknit actually meet NIKE Free. And that's a great combination. I'm tempted to say more but I can't.

<Q – Kate McShane >: Okay, great. And if I could just follow up on that question again with regards to the supply chain and some of the labor costs that you're seeing, obviously, labor has been a big pressure over the last couple of years, and I know you've guided for it. But is there anything different that you're seeing or has anything gotten more accelerated in certain geographies where you are manufacturing currently?

<A – Don Blair>: Well, as far as acceleration, yes. We've definitely seen some fairly significant increases in wage rates in a couple of countries. I think the one in Indonesia certainly was pretty well publicized, and we haven't seen the growth in quite that level in other places but they've all been headed up. I think as Mark talked about a little bit with respect to Flyknit, I think the longer-term solution to addressing a lot of these labor cost issues is really engineering the labor out of the product, and that really is with technologies and innovations like Flyknit and there are number of others that we have in the pipeline that are aimed at the same thing. It will take some time. And that's why one of the reasons we spoke to this on the prepared remarks is that we are very carefully looking at all the other levers of gross margin, including price, as well as just how we manage our mix. One of the benefits we've seen in the last year or so is a real strength in the premium end of our business, which is the place where we have the most differentiation and the most opportunity for price. So long term, innovation we think is one of the ways to get at this labor cost pressure. On the near-term, we're also, obviously, looking at price and all the other levers in gross margin.

Operator: Omar Saad, ISI Group Inc.

 <Q – Omar Saad>: Charlie, let me add my congratulations as well. Great career, and to Trevor as well if he's listening in.

<A – Charlie Denson >: Thanks, Omar.

<Q – Omar Saad>: Can I ask you guys about e-commerce real quick? I know there's a lot of great brands out there that have a kind of a pretty high penetration in terms of the mix of the business, revenues generated online. I know you guys have been more focused on the digital side, creating ecosystems, communities as well as the commercial side of the business. And how do you think about -- or how should we think about how and when the online platform can be ready to become a big contributor to the P&L as part of the DTC overall?

<A – Mark Parker>: Well, I -- DTC and specifically online as a part of DTC is a huge priority at NIKE, and we are investing in that platform fairly aggressively, I would say. We see the opportunity there as continuing on. We're investing in mobile, for example, and seeing some great results there. Obviously, customization continues to be actually a very strong subset of our .com business, and we see lots of innovation opportunities there that are quite compelling. But overall, DTC and again, specifically, the e-commerce dimension of DTC is a huge and growing percentage of our overall business. I think we're just at the very front end. I mean, if you look at DTC as a percentage of some of the big verticals out there, it's quite significant. So we see ourselves, and along with our retail partners in terms of wholesale .com, is that there are some very significant opportunities for us and we're very, very focused and bullish.

<A – Don Blair>: And the thing I'd add to that, Omar, is that the work that you referenced earlier that we do around the digital experience for consumers and all of the digital connections we have with consumers on the brand side we think is the multiplier of the e-commerce side. Certainly, there's a lot of things we can do to sharpen our e-commerce platforms but the connection points of all of that traffic that's going through our brand sites and all of the connections we have with consumers through things like NIKE+, we think have a multiplier effect in e-commerce that most pure-play e-commerce players can't match.

<A – Mark Parker>: We have, as we talked about our digital strategy, we divided into Digital Sport, which is really the products and services, like the FuelBand, for example; e-commerce; and then communications. And communications is a lot of the social aspect. And we, as Don said, we see those all intersecting, and that's where the real opportunity for NIKE lies, is the intersection of all those pieces of digital in the future.

<Q – Omar Saad>: Got you. And then Donald, I have a real quick one question on gross margin as they kind of continue to accelerate a little bit here. What's that algorithm going to look like when you're kind of highest margin market, China returns to a more of a growth business and that mix shift kind of goes from a drag to a benefit?

<A – Don Blair>: That sounded like a statement, Omar, not a question. That will certainly be helpful to put China back on that sustainable growth path, and we absolutely are confident that we're going to get China there.

Operator: Christopher Svezia, Susquehanna Financial Group, LLP

<Q – Christopher Svezia >: Charlie, all the best to you in the future in terms of whatever you choose to do, but all the best to you and congrats on the team.

<A – Charlie Denson>: Thanks, Chris. I appreciate it.

<Q – Christopher Svezia >: Sure. My question is just a follow-up on China for a second. Don, you gave some pretty good color about how we think about revenues first half, second half. Any thoughts about how we think about the margin profile in China? You didn't do so bad here in this current quarter against some easy comparisons, but I guess just how do we think about that first half, second half and where maybe the inflection point could really start to happen?

<A – Don Blair>: Well, I don't want to get into that level of granularity again, but what I can do is talk to you a little bit about some of the dynamics there. I mean, certainly, one of the things that was mentioned on the last question was just the high margins we have in China. And one of the things that we believe is really exciting about the work we're doing right now with our retail partners is the opportunity still in the economics and productivity of the retail stores is that we can turn inventory faster. We think we can elevate the presentation for consumers, and we think that ultimately is better from a profitability standpoint for us and for the retailers. So yes, our margins have held up relatively well in the last quarter and I think there's a lot of things that we still think we can do going forward to manage that business for a high level of profitability. But I don't -- I don't want to get into the weeds of trying to guess where margins are going to be for any one quarter. Just one thing to keep underlining here is our goal is to get that market on to a sustainable profitable path. We're confident we can do it. We know how this works. It's just a question of working through the execution and being patient and disciplined, as everybody else mentioned today.

<Q – Christopher Svezia >: Okay. And then just -- lastly, just on the gross margin outlook for you. I'd like to think that you guys are being somewhat conservative in terms of how you're thinking about it. You've done better than you've expected in the past 2 quarters or so. So I guess what maybe could be the opportunity whereby you guys could outperform your thought process in terms of gross margin? And maybe what's the biggest headwind? I mean, I think everyone might have anticipated you could have done a little bit better on the gross margin profile for this year just given the pricing increases. So just maybe a little more color about where maybe the opportunities could be.

<A – Don Blair>: Well, one thing to bear in mind and I've mentioned this in the prepared remarks, there's a lot of currency headwind in these numbers for, particularly, the first quarter. So we do hedge, which means that for major currencies, we are largely protected for a period of time but we don't hedge 100% and there's a lot of currencies that we don't hedge, particularly developing market currencies. So a more favorable FX environment would certainly help. From a business standpoint, there is clearly a positive impact to managing inventories and keeping the market within that pull mode. And one of the things that, obviously, we've been doing, as you saw our inventory numbers today, is keeping that inventory in check. And so the upside in this business model, as you know, are keep the inventories tight, make sure the brand is hot, sell-through maximum at full price, and that's where the upside comes from. So we have a lot of moving parts in here, I think as Mark said, we're better and better at this as each quarter goes by. And I hope you're right. I hope there's opportunity in the gross margin number.

Operator: Lindsay Drucker-Mann, Goldman Sachs Group Inc.

<Q – Lindsay Drucker Mann >: I just wanted to follow up on North America sales. There was a bit of a divergence in your footwear versus apparel sales. And I was curious if you could add a little bit more color to that and talk about whether your futures number also reflected a similar trend.

<A – Don Blair>: Lindsay, I'm looking at the futures numbers here. Hold on. Actually, they're fairly close. Futures actually accelerated a little bit in apparel more than footwear, but they're pretty even. Obviously, with the number at 12, we've still got great momentum in the marketplace in footwear. And as we talked about over the last couple of calls, we're really focused on improving our apparel position. We think it's one of our biggest opportunities, and I think we're starting to see some that momentum and work pay off a little bit, especially in North American geography.

<A – Mark Parker>: Yes, I think this comment I made about complete offense, is really a major factor in our success over this last year or really, few years. It's definitely holding true as we move into -- or will as we move into FY14. So if you look at footwear and apparel and you look across the categories, and frankly, up and down the price points, I think we look actually quite strong in North America from a complete picture standpoint. So we continue to be bullish on the opportunities in North America as we move into FY14.

<Q – Lindsay Drucker Mann >: Great. And then just when you talk about doubling down on innovation, are you talking about doubling down on your investment, that we should expect much greater frequency of products with innovation associated with them or much deeper innovation associated with them? And may be just help frame what the practical implications of that statement are.

<A – Mark Parker>: Yes, well, first of all, as I said, there's never been more opportunity to innovate than there is today. And with that comes, it's not just more, it's better. So we need to edit against that incredible list of opportunities and make sure that we're investing in the things that we think we can leverage for the greatest success to fuel growth, improve performance, sustainability, et cetera. And really, we have a very disciplined process by which we edit against all those opportunities. So yes, we have some funding that we put aside to look at getting behind some of these more compelling innovation opportunities. I won't speak to specifically what those are but the intent is to really rally behind those opportunities that are going to give us the greatest potential to grow the business and frankly, to leverage across categories, price points and even the brands within the portfolio. So I am incredibly excited, but at the same time, I know the discipline that needs to go with managing innovation to achieve the greatest impact.

<A – Don Blair>: And I would point out, as you mentioned earlier, in my prepared remarks, I talked a little bit about the significant investments we've been making, over the last 3 years particularly. And our guidance for FY14 does contemplate that as well. So as Mark said, we've been investing in places like digital and product innovation and manufacturing innovation and so on, and we would continue to do that. But that is embedded in our guidance that we gave you for FY14.

<Q – Lindsay Drucker Mann >: Great. And then just one last one. You talked about the higher share count being a headwind to some degree of your EPS growth for next year and I can think of a pretty easy solution to that considering all the cash you guys are sitting on. So maybe just can you talk about what you plan to do with your extra billion in - - your balance sheet?

<A – Don Blair>: Well, we do anticipate continuing to increase cash returns to shareholders, and I think you're well aware of our record on dividend. And certainly, buying our own stock is going to be a component of that as well. And we do expect to be strong buyers of our own stock. We try to do that as efficiently as we can, and obviously, your ability to see into the future is always a little murky. But we are very enthusiastic about returning cash to shareholders as well as investing in the business. And that offering, we felt was well timed to give us the flexibility going forward to continue to do both.

<A – Kelley Hall>: Well, thank you, everyone. Appreciate you being with us today. Thanks to Charlie one more time for his final call with us, and we'll talk to you all again on Q1 earnings call.